As filed with the Securities and Exchange Commission on August 13, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CIDARA THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	46-1537286
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6310 Nancy Ridge Drive, Suite 101 San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

Cidara Therapeutics, Inc. 2020 Inducement Incentive Plan
Cidara Therapeutics, Inc. 2024 Equity Incentive Plan
(Full titles of the plans)

Jeffrey Stein, Ph.D.
President and Chief Executive Officer
Cidara Therapeutics, Inc.
6310 Nancy Ridge Drive, Suite 101
San Diego, California 92121
(858) 752-6170

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Charles J. Bair, Esq. Cooley LLP 10265 Science Center Drive San Diego, California 92121 (858) 550-6000	Jeffrey Stein, Ph.D. President and Chief Executive Officer Cidara Therapeutics, Inc. 6310 Nancy Ridge Drive, Suite 101 San Diego, California 92121

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Cidara Therapeutics, Inc. (the “Registrant”) for the purpose of registering (i) 3,225,586 shares of the Registrant’s Common Stock, par value $0.0001 per share (“Common Stock”), under the Registrant’s 2024 Equity Incentive Plan (the “2024 Plan”), consisting of (a) 2,334,000 new shares of Common Stock reserved for issuance under the 2024 Plan, (b) 165,125 shares of Common Stock that remained available for future grants under the Registrant’s 2015 Equity Incentive Plan (the “Prior Plan”) immediately prior to the July 18, 2024 effective date of the 2024 Plan (the “Effective Date”), and (c) up to 726,461 shares of Common Stock subject to a stock award granted under the Prior Plan that is outstanding as of the Effective Date (each award, a “Prior Plan Award”) (or issued pursuant to a Prior Plan Award, as applicable) that on or after 12:01 a.m. Pacific Standard Time on the Effective Date: (A) are not issued because such Prior Plan Award or any portion thereof expires or otherwise terminates without all of the shares covered by such Prior Plan Award having been issued; (B) are not issued because such Prior Plan Award or any portion thereof is settled in cash; (C) are forfeited back to or repurchased by the Registrant because of the failure to meet a contingency or condition required for the vesting of such shares; (D) are reacquired or withheld (or not issued) by the Registrant to satisfy the exercise or purchase price of such Prior Plan Award; (E) are reacquired or withheld (or not issued) by the Registrant to satisfy the tax withholding obligation in connection with such Prior Plan Award; or (F) are repurchased by the Registrant on the open market with the proceeds of the exercise or purchase price of such Prior Plan Award, and (ii) 225,000 additional shares of Common Stock reserved for issuance under the Registrant’s 2020 Inducement Incentive Plan (the “Inducement Plan”) to employees of the Registrant as an inducement material to entry into employment with the Registrant, in accordance with Nasdaq Listing Rule 5635(c)(4). The (i) 2024 Plan was adopted by the Registrant’s Board of Directors (the “Board”) on May 22, 2024, subject to stockholder approval, which was obtained at the Annual Meeting of Stockholders held on July 18, 2024 and (ii) amendment to the Inducement Plan to provide for the additional shares of Common Stock was approved by the Compensation Committee of the Board on July 18, 2024.

Pursuant to General Instruction E to Form S-8, and only with respect to the Common Stock being registered under the Inducement Plan, this Registration Statement incorporates by reference the contents of the Registration Statements on Form S-8 previously filed with the Securities and Exchange Commission (the “Commission”) on February 25, 2021 (File No. 333-253545) and August 31, 2021 (File No. 333-259219).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Commission:

•The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on April 22, 2024;

•The Registrant’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2024 and June 30, 2024, filed with the Commission on May 15, 2024 and August 13, 2024;

•The Registrant’s Current Reports on Form 8-K filed with the Commission on February 9, 2024, April 5, 2024, April 16, 2024, April 22, 2024, April 24, 2024, April 24, 2024 as amended by the Form 8-K/A filed with the Commission on April 29, 2024, May 3, 2024, May 20, 2024, and July 18, 2024 (other than the portions thereof which are furnished and not filed); and

•The description of the Registrant’s Common Stock, which is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), filed as Exhibit 4.4 to the Registrant’s Quarterly Report on 10-Q filed with the Commission on August 13, 2020, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or portions thereof that are furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the Delaware General Corporation Law, the Registrant’s amended and restated certificate of incorporation contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or

•any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the Registrant’s amended and restated bylaws provide that:

•the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law;

•the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and

•the rights conferred in the amended and restated bylaws are not exclusive.

The Registrant has entered, and intends to continue to enter, into separate indemnification agreements with its directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director or executive officer of the Registrant regarding which indemnification is sought. The indemnification provisions in the Registrant’s amended and restated certificate of incorporation, amended and restated bylaws and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The Registrant currently carries liability insurance for its directors and officers.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

The exhibits to this Registration Statement are listed below:

Exhibit Number	Description
4.1
Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on April 24, 2015).

4.2
Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-K, filed with the Commission on April 22, 2024).

4.3
Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant's Current Report on Form 8-K, filed with the Commission on July 18, 2024).

4.4
Amended and Restated Bylaws of the Registrant, as currently in effect (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on April 24, 2015).

4.5
Certificate of Designation of Preferences, Rights and Limitations of Series X Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K, filed with the Commission on May 21, 2018).

4.6
Certificate of Designation of Preferences, Rights and Limitations of the Series A Convertible Voting Preferred Stock (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on April 24, 2024).

4.7
Form of Common Stock Certificate of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-202740), as amended, originally filed with the Commission on March 13, 2015).

5.1*	Opinion of Cooley LLP.
23.1*	Consent of Independent Registered Public Accounting Firm.
23.2*	Consent of Cooley LLP. Reference is made to Exhibit 5.1.
24.1*	Power of Attorney. Reference is made to the signature page hereto.
99.1
Cidara Therapeutics, Inc. 2020 Inducement Incentive Plan, as amended (incorporated by reference to Exhibit 10.3 of the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 13, 2024).

99.2
Form of Stock Option Grant Notice, Stock Option Agreement and Notice of Exercise under the Cidara Therapeutics, Inc. 2020 Inducement Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed on December 7, 2020).

99.3
Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement under the Cidara Therapeutics, Inc. 2020 Inducement Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed on December 7, 2020).

99.4
Cidara Therapeutics, Inc. 2024 Equity Incentive Plan, Form of Grant Notice, Stock Option Agreement and Notice of Exercise, and Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement Thereunder (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on 8-K, filed with the Commission on July 18, 2024).

107*	Filing Fee Table.

* Filed herewith.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on August 13, 2024.

CIDARA THERAPEUTICS, INC.

By:	/s/ Jeffrey Stein, Ph.D.
Jeffrey Stein, Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey Stein, Ph.D. and Preetam Shah, Ph.D., MBA, and each of them, as his/her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey Stein, Ph.D.	President, Chief Executive Officer and Member of the Board of Directors (Principal Executive Officer)	August 13, 2024
Jeffrey Stein, Ph.D.

/s/ Preetam Shah, Ph.D., MBA	Chief Financial Officer and Chief Business Officer (Principal Financial Officer and Principal Accounting Officer)	August 13, 2024
Preetam Shah, Ph.D., MBA

/s/ Daniel D. Burgess	Chairman of the Board of Directors	August 13, 2024
Daniel D. Burgess

/s/ Bonnie Bassler, Ph.D.	Member of the Board of Directors	August 13, 2024
Bonnie Bassler, Ph.D.

/s/ Carin Canale-Theakston	Member of the Board of Directors	August 13, 2024
Carin Canale-Theakston

/s/ James Merson	Member of the Board of Directors	August 13, 2024
James Merson

/s/ Chrysa Mineo	Member of the Board of Directors	August 13, 2024
Chrysa Mineo

/s/ Theodore R. Schroeder	Member of the Board of Directors	August 13, 2024
Theodore R. Schroeder

/s/ Ryan Spencer	Member of the Board of Directors	August 13, 2024
Ryan Spencer

/s/ Laura Tadvalkar, Ph.D.	Member of the Board of Directors	August 13, 2024
Laura Tadvalkar, Ph.D.